Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-40267, 333-43537, 333-43539, 333-43541, 333-43543, 333-43635, 333-67487, 333-92735, 333-31022, 333-100553, 333-141038 and 333-163645) and on Form S-3(Nos. 333-85279, 333-88097, 333-95841, 333-31268, 333-121088 and 333-154309) of Casella Waste Systems, Inc. and its subsidiaries of our report dated June XX, 2011, relating to our audit of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Casella Waste Systems, Inc. and its subsidiaries for the year ended April 30, 2011, including the adjustments that were applied to the 2010 and 2009 consolidated financial statements to retrospectively reflect discontinued operations.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts
June 17, 2011